Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Nos. 333-290121, 333-290087, 333-286642, 333-276853, 333-276852, 333-260450, and 333-235373) on Form S-3, the Registration Statement (No. 333-267565) on Form S-4, and the Registration Statements (Nos. 333-237485, 333-260845, 333-269418, 333-276854, 333-283574, 333-287570, 333-291731, 333-294815, 333-296324 and 333-298169) on Form S-8 of Ondas Inc. of our report dated July 23, 2026, with respect to the revised consolidated financial statements of High Point UAS LLC and Subsidiaries as of and for the year ended December 31, 2025, appearing in Form 8-K/A (Amendment No. 1) of Ondas Inc. dated August 11, 2026.

/s/ Wipfli LLP

Wipfli LLP

Tinley Park, Illinois

August 11, 2026